EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of September 10, 2007

among

REDCATS USA, INC.,

BOULEVARD MERGER SUB, INC.

and

UNITED RETAIL GROUP, INC.

i

Annex A                                 Conditions of the Offer
Annex B                                 Amendments to Employment Agreements
Annex C                                 Share Tender Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 10, 2007 (this "Agreement"), is among Redcats USA, Inc., a Delaware corporation ("Parent"), Boulevard Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and United Retail Group, Inc., a Delaware corporation (the "Company").  Certain capitalized terms used in this Agreement are as defined in Section 8.11.

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a cash tender offer (such tender offer, as it may be extended, amended and supplemented from time to time as permitted by this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock"), together with the associated Company Rights, at a price per share equal to $13.70, net to the sellers in cash (such amount or any greater amount per share paid pursuant to the Offer, the "Offer Price");

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Merger Sub shall merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the "Merger"), pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price, except for (i) shares of Company Common Stock to be canceled pursuant to Section 2.7(b) and (ii) Dissenting Shares;

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub deem it advisable and in the best interests of their respective stockholders that the parties consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of the Company, Parent (on its own behalf and as the sole direct or indirect stockholder of Merger Sub), and Merger Sub have approved this Agreement and resolved that the transactions contemplated by this Agreement are advisable and in the best interests of their respective stockholders, including the consummation of the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL");

WHEREAS, the Board of Directors of the Company resolved to recommend that the holders of Company Common Stock (the "Company Stockholders") accept the Offer, tender their shares of Company Common Stock in the Offer, and, to the extent required by applicable Law, approve the Merger and adopt this Agreement and the transactions contemplated by this Agreement (including the Offer and the Merger), in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into employment agreement amendments with certain executive officers of the Company, to be in effect as of the Acceptance Time (the "Employment Agreements"), a copy of which Employment Agreements are attached as Annex B to this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company and Raphael Benaroya have entered into a share tender agreement, dated as of the date of this Agreement (the "Tender Agreement"), pursuant to which Mr. Benaroya agrees to tender his shares of Company Common Stock in the Offer, a copy of which Tender Agreement is attached as Annex C to this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and adequacy of which are acknowledged, and intending to be legally bound, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE OFFER

Section 1.1        The Offer.

(a)         Provided that this Agreement shall not have been terminated in accordance with Article VII and none of the events or conditions set forth in Annex A (other than clause (e) of Annex A) shall have occurred and be existing and shall not have been waived in writing by Parent or Merger Sub (the conditions set forth in Annex A, the "Tender Offer Conditions"), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (together with its rules and regulations, the "Exchange Act")) the Offer, as promptly as reasonably practicable after the date of this Agreement and in any event within 15 Business Days after the date of this Agreement.  Without the prior written consent of the Company, Merger Sub shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of shares of Company Common Stock sought to be purchased in the Offer, (iii) impose conditions to the Offer in addition to the Tender Offer Conditions or amend any condition in a manner that is adverse to the holders of Company Common Stock, (iv) waive or amend the Minimum Condition (v) extend the Expiration Date (as defined below) except as required or permitted by this Section 1.1, or (vi) make any other change to the terms of the Offer in a manner that is materially adverse to the holders of Company Common Stock; provided that Merger Sub expressly reserves the right to increase the Offer Price and to waive any of the Tender Offer Conditions other than the Minimum Condition.  The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered in the Offer except for Company Common Stock held in respect of the Company's Supplemental Retirement Savings Plan.

(b)         Merger Sub shall file with the U.S. Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO with respect to the Offer on the date that the Offer is commenced, which Tender Offer Statement shall include an offer to purchase, form of transmittal letter and form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the "Offer Documents") and, subject to the Company's compliance with Section 1.2(c), cause the Offer Documents to be disseminated to the Company Stockholders in accordance with the applicable requirements of the Exchange Act. The Offer Documents shall comply in all material respects with the Exchange Act and, on the date first filed with the SEC and on the date first published, sent or given to the Company Stockholders and on the Acceptance Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Offer Documents.  The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the Company Stockholders to the extent required by applicable Law.  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Section 1.1(b).  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time sufficiently in advance of any such document being filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given), including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC.

(c)         Subject to the terms and conditions set forth in the Offer Documents, the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) Business Day after the date that the Offer is commenced (the "Expiration Date"), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, this Section 1.1(c) or as may be required by applicable Law, in which event the term "Expiration Date" shall mean the latest time and date as the Offer, as so extended may expire. If any of the conditions of the Offer are not satisfied or waived on any Expiration Date, Merger Sub shall extend the Offer from time to time for one or more periods of time up to 10 Business Days (or such longer period as the Company may agree in writing) per extension until such conditions of the Offer have been satisfied or waived; provided that Merger Sub shall not be required to extend the Offer after 150 days following the date that the Offer is commenced.  Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.  Merger Sub shall not extend the Offer if all of the conditions of the Offer are satisfied or waived and it is permitted under applicable Law to accept for payment and pay for tendered shares.  If all of the Tender Offer Conditions are satisfied but the number of shares of Company Common Stock that have been validly tendered and not withdrawn in the Offer and accepted for payment, together with any shares of Company Common Stock then owned by Parent, is less than 90% of the outstanding shares of Company Common Stock, Merger Sub may, without the consent of the Company, commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three (3) to twenty (20) Business Days to acquire outstanding shares of Company Common Stock.

(d)         Subject to the terms and conditions set forth in this Agreement and to satisfaction or waiver of the Tender Offer Conditions, Merger Sub shall, and Parent shall cause it to, as soon as practicable after the Expiration Date, accept for payment and pay for all shares of Company Common Stock that have been validly tendered and not withdrawn pursuant to the Offer.  If Merger Sub shall commence a subsequent offering period in connection with the Offer, Merger Sub shall accept for payment and pay for all additional shares of Company Common Stock validly tendered during such subsequent offering period.

(e)         Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer (or in connection with any subsequent offering period) any such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax Law.

Section 1.2        Company Action.

(a)         The Company approves of and consents to the Offer, and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has, subject to the terms and conditions set forth in this Agreement, unanimously (i) approved this Agreement, and deemed this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the Company Stockholders; (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in all respects, and such approval constitutes approval of the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement and the Tender Agreements for purposes of Section 203 of the DGCL and the Company's Rights Plan; and (iii) resolved to recommend that the Company Stockholders accept the Offer, tender their shares of Company Common Stock in the Offer, and, to the extent required by applicable Law, approve the Merger and adopt this Agreement (the "Company Recommendation").  The Company consents to the inclusion of such approval and the Company Recommendation in the Offer Documents, subject to Section 5.3(b).

(b)         The Company agrees to file with the SEC, as soon as reasonably practicable on the day that the Offer is commenced, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 5.3(b), contains the Company Recommendation and to promptly mail the Schedule 14D-9 to the Company Stockholders together with the Offer Documents and cause the Offer Documents and the Schedule 14D-9 to be disseminated to the Company Stockholders in accordance with the applicable requirements of the Exchange Act.  The Schedule 14D-9 shall comply in all material respects with the Exchange Act and, on the date filed with the SEC and on the date first published or sent or given to the Company Stockholders and on the Acceptance Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Company with respect to the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company Stockholders to the extent required by applicable Law.  Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by Company in connection with the obligations relating to the Schedule 14D-9 contained in this Section 1.2(b).  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time sufficiently in advance of its filing with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub or their counsel.  The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c)         In connection with the Offer, the Company promptly will furnish (or cause its transfer agent to furnish) Parent and Merger Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the Company Stockholders, each as of a recent date, and shall furnish Merger Sub with such additional information and assistance (including updated lists of the Company Stockholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in communicating the Offer (and the Offer Documents, including all amendments and supplements to the Offer Documents) to the record and beneficial holders of shares of Company Common Stock.  Except as required by applicable Law, and except as necessary to communicate the Offer, the Merger or the transactions contemplated by this Agreement to the Company Stockholders, Parent and Merger Sub (and their respective representatives) shall hold in confidence the information contained in any such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated or the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company or destroy all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

(d)         The Company grants to Parent and Merger Sub an irrevocable option (the "Merger Option") to purchase up to that number of newly issued shares of Company Common Stock (the "Merger Option Shares") equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Company Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Merger Option Shares) for consideration per Merger Option Share equal to the Offer Price.

(e)         The Merger Option shall be exercisable only after the purchase of and payment for shares of Company Common Stock pursuant to the Offer by Parent or Merger Sub as a result of which Parent and Merger Sub own beneficially at least 80% of the outstanding shares of Company Common Stock.  The Merger Option shall not be exercisable if the number of shares of Company Common Stock subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance.

(f)         In the event that Parent or Merger Sub wish to exercise the Merger Option, Merger Sub shall give the Company one (1) Business Day's prior written notice specifying the number of shares of Company Common Stock that are owned by Parent and Merger Sub immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying the number of Merger Option Shares.  At the closing of the purchase of the Merger Option Shares, Parent or Merger Sub shall pay to the Company an amount equal to the product of (i) the number of shares of Company Common Stock purchased pursuant to the Merger Option, multiplied by (ii) the Offer Price, which amount shall be paid in cash (by wire transfer or cashier's check) or, at the election of Parent or Merger Sub, by delivery of a promissory note having full recourse to Parent.

Section 1.3        Board of Directors.

(a)         Subject to compliance with applicable Law, promptly upon the acceptance for payment of shares of Company Common Stock by Parent or Merger Sub or any of their affiliates pursuant to and in accordance with the terms of the Offer (the "Acceptance Time") and from time to time thereafter, and subject to Section 1.3(c), Merger Sub shall be entitled to designate up to such number of directors, rounded to the nearest whole number constituting at least a majority of the directors, on the Board of Directors of the Company as will give Merger Sub representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that the number of shares of Company Common Stock beneficially owned by Parent or its Affiliates bears to the total number of shares of Company Common Stock then outstanding, and the Company shall use reasonable best efforts to, upon Parent's request, promptly, at Parent's election, either increase the size of the Board of Directors of the Company or seeking and accepting the resignation of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company and to cause Parent's designees to be so elected.  At such times, subject to Section 1.3(c), the Company will cause individuals designated by Parent to constitute such number of members of each committee of the Board of Directors of the Company, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Board of Directors of the Company, other than any committee of the Board of Directors of the Company established to take action under this Agreement which committee shall be composed only of Independent Directors (as defined in Section 1.3(c)).

(b)         The Company' obligation to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act.  The Company shall promptly take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to such Section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 1.3 and the U.S. federal securities Laws.  Parent shall provide to the Company, and shall be solely responsible for, the information and consents with respect to Parent and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act.

(c)         In the event that Parent's designees are elected or designated to the Board of Directors of the Company, then, until the Effective Time, the Company shall cause the Board of Directors of the Company to have at least two (2) directors who are (i) directors on the date of this Agreement and (ii) independent directors for purposes of the continued listing requirements of the Nasdaq Global Market ("NASDAQ") (such directors, the "Independent Directors"); provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason (including as a result of removal for cause pursuant to the last sentence of this Section 1.3(c)), the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of the Company or its subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement.  If no Independent Director remains prior to the Effective Time, a majority of the members of the Board of Directors of the Company at the time of the execution of this Agreement shall be entitled to designate two (2) persons to fill such vacancies; provided that such individuals shall not be employees or officers of the Company, Parent or Merger Sub and shall be reasonably satisfactory to Parent, and such persons shall be deemed Independent Directors for purposes of this Agreement.  Following the Acceptance Time and prior to the Effective Time, Parent and Merger Sub shall not cause any amendment or termination of this Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of Merger Sub or Parent or waiver of any of the Company's rights under this Agreement or other action adversely affecting the rights of the Company Stockholders (other than Parent or Merger Sub), to be effected without the affirmative vote of a majority of the Independent Directors.  Following the Acceptance Time and prior to the Effective Time, neither Parent nor Merger Sub shall take any action to remove any Independent Director unless the removal shall be for cause.

ARTICLE II

THE MERGER

Section 2.1        The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

Section 2.2        Closing.  Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York City time) as soon as reasonably practicable but in any event within two (2) Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York

10019, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing actually occurs hereinafter is referred to as the "Closing Date."

Section 2.3        Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and in such form as is required by, the DGCL (the "Certificate of Merger").  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time on the date of filing as is specified in the Certificate of Merger, or, if on a date that is later than the date of filing the Certificate of Merger, at such time as is agreed to by Parent and the Company (with the concurrence of the Independent Directors) and stated in the Certificate of Merger (the time at which the Merger becomes effective is referred to as the "Effective Time").

Section 2.4        Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in Section 251 of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5        Certificate of Incorporation and By-laws of the Surviving Corporation.  Unless otherwise agreed by Parent and the Company, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law and subject to Section 5.7 hereof.

Section 2.6        Directors and Officers of the Surviving Corporation.

(a)         Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)         The officers of the Company named in Section 2.6(b) of the Company Disclosure Schedule shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified, their earlier death, or their resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.7        Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)         Capital Stock of Merger Sub.  Each share of capital stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of the Surviving Corporation.  From and after the Effective Time, all certificates, if any, representing shares of capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)         Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)         Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.7(b) and Dissenting Shares), including any shares held by the trustee for the Company's Retirement Savings Plan and Supplemental Retirement Savings Plan (the "Retirement Plans") which shall be considered issued and outstanding, shall be converted into the right to receive an amount of cash, without interest, equal to the Offer Price (the "Merger Consideration").  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.8(b), without interest.

Section 2.8        Exchange of Certificates.

(a)         Paying Agent.  Not less than three (3) Business Days prior to the Effective Time, Parent shall designate a United States bank or trust company reasonably acceptable to the Company to act as agent for the benefit of the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.7(c).  The Paying Agent shall also act as the agent for the Company Stockholders for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates.  Parent shall deposit the aggregate Merger Consideration with the Paying Agent by wire transfer of immediately available funds at or prior to the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in: (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) money market funds investing solely in a combination of the foregoing.  Parent shall promptly replace any funds deposited with the Paying Agent that are lost through any investment.

(b)         Payment Procedures.  Promptly after the Effective Time (but in no event more than five (5) Business Days thereafter), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate whose shares of the Company Common Stock were converted into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c)         Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for in this Agreement or by applicable Law.  Subject to the last sentence of Section 2.8(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)         Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e)         Termination of Fund.  At any time following six months after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest paid.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled.

(f)         Withholding Taxes.  Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock, Options, SARs or Restricted Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9        Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent to the Merger in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (a "Dissenting Stockholder"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL or it is determined that such holder does not have appraisal rights.  If any Dissenting Stockholder shall have failed to perfect or otherwise shall have effectively withdrawn, waived or lost such right or it is determined that such holder does not have appraisal rights, such holder's shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.7, payable without any interest thereon.  The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the

DGCL and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL, except as required by applicable Law. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.10      Company Stock Options.  At the Effective Time, all options (other than Out-of-the-Money Options), whether vested or unvested, outstanding and unexercised immediately prior to the Effective Time that represent the right to acquire shares of Company Common Stock (each, an "Option") granted under any plan or contract listed on Section 2.10 of the Company Disclosure Schedule (a "Company Stock Plan") shall, without any further action by the Company or the Surviving Corporation, cease to exist and shall be converted into the right to receive, in full satisfaction of such Option, a cash amount equal to the Option Consideration (if any) for each share of Company Common Stock then subject to the Option.  Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law.  For purposes of this Agreement, "Option Consideration" means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.  Cash payments to be made to holders of Options pursuant to this Section 2.10 shall be made to the extent practicable through the Company's payroll processing system on the Closing Date, or if not practicable checks for such payment shall be drawn by the Surviving Corporation in immediately available funds and sent by overnight courier to the holders promptly after the Effective Time (but in no event more than one Business Day thereafter).  In the event that the exercise price per share of any Option equals or exceeds the Merger Consideration per share of Company Common Stock (any such Option, an "Out-of-the-Money Option"), then such Out-of-the-Money Option shall be cancelled and of no further force and effect.  The Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 2.11      Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction, the Merger Consideration shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction.

Section 2.12      Company Stock Appreciation Rights.  At the Effective Time, all stock appreciation rights outstanding immediately prior to the Effective Time granted under any plan listed on Section 2.12 of the Company Disclosure Schedule (the "SARs") shall be settled in cash (the "SARs Consideration").  Cash payments to be made to holders of SARs pursuant to this Section 2.12 shall be made to the extent practicable through the Company's payroll processing system on the Closing Date, or if not practicable checks for such payment shall be drawn by the Surviving Corporation in immediately available funds and sent by overnight courier to the holders promptly after the Effective Time (but in no event more than one Business Day thereafter).

Section 2.13      Company Restricted Shares.  Immediately prior to the Effective Time, all shares of restricted and unvested Company Common Stock ("Restricted Shares") granted under any of the Company Stock Plans or otherwise, which are outstanding and subject to restriction as of the Effective Time, shall, without any further action on the part of the holders of such Restricted Shares, vest and the restrictions thereon shall lapse and such shares shall be outstanding Company Common Shares and shall be converted into the right to receive the Merger Consideration in accordance with Section 2.7(c) of this Agreement.

Section 2.14      Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as the case may be, any documents or instruments, and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent (the "Company Disclosure Schedule") simultaneously with the execution of this Agreement (it being acknowledged and agreed by the parties that (i) disclosure in any section or subsection of such Company Disclosure Schedule shall be deemed to be disclosed for all sections or subsections of this Agreement only to the extent that the applicability of such disclosure to such section or subsection is readily apparent from such disclosure, and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an admission by the Company, or otherwise imply, that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect or would have been material if included in the Company SEC Documents filed prior to the date of this Agreement (or incorporated by reference therein)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1        Organization, Standing and Corporate Power.

(a)         Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (or equivalent status) under the Laws of the state of its incorporation, formation or organization, as the case may be, and has all requisite corporate or company power and corporate or company authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except for such failures to be duly organized, validly existing or in good standing or to have corporate power or corporate authority that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The Company and, except as set forth in Section 3.1(a) of the Company Disclosure Schedule, each of its Subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of the business conducted. by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b)         The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company and the organizational documents of each of its Subsidiaries, in each case, as amended to the date of this Agreement (the "Company Charter Documents").  Neither the Company nor any of its material Subsidiaries is in violation of any of the provisions of its organizational documents.

Section 3.2        Corporate Authority; Enforceability; Voting Requirements.

(a)         The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval if required by applicable Law to consummate the Merger, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of the Company (including by its Board of Directors), and except for the Company Stockholder Approval, if required by applicable Law to consummate the Merger, no other corporate action or proceedings on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)         The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and declared this Agreement and the Transactions, including the Offer and the Merger, advisable, fair to and in the best interest of the Company and the Company Stockholders and (ii) resolved, subject to Section5.3(b), to recommend that the Company Stockholders accept the Offer, tender their shares of the Company Common Stock in the Offer, and, to the extent required by applicable Law, approve the Merger and adopt this Agreement.

(c)         If required by applicable Law to approve the Merger, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement of the Company Stockholders Meeting, in favor of the adoption of this Agreement (the "Company Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.3        Noncontravention.  Except as disclosed in Section 3.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions of this Agreement, will (i) conflict with or result in any violation or breach of (with or without notice or lapse of time, or both)  under the Company Charter Documents, assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (ii) violate any material Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, or (iii) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under or give rise to a right of, or result in, termination, modification, cancellation, recapture or acceleration of any obligation or to the loss of a benefit, or result in the creation of any Lien in or upon or with respect to, any of the properties or other assets of the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, contract or other agreement (each, a "Contract") to which the Company or any of its Subsidiaries is a party, except in the case of clause (iii) for (x) such violations or defaults as could not reasonably be expected to, individually or in the aggregate, (A) have a Material Adverse Effect or (B) prevent or materially delay or materially impede the consummation or the ability to consummate the Transactions and (y) the provisions of certain store leases with respect to assignment and change of control of the tenant.

Section 3.4        Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, (x) the Exchange Act, (y) state securities or "blue sky" laws and (z) the rules and regulations of the NASDAQ, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

Section 3.5        Subsidiaries.  Section 3.5 of the Company Disclosure Schedule lists each Subsidiary of the Company (including (i) its name and form of organization; (ii) the number and type of outstanding equity securities and a list of the holders of such securities; and (iii) the jurisdiction of organization).  Except for the Subsidiaries of the Company or as listed on Section 3.5 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity or similar interests in, or investment in or have any obligation to invest in, any corporation, partnership, joint venture, association, limited liability company or other entity or Person.

Section 3.6        Capitalization.

(a)         The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock").

(b)         At the close of business on September 6, 2007, (i) 13,980,559 shares of Company Common Stock were issued and outstanding, including 175,000 Restricted Shares and 513,724 shares held by the trustee under the Company's Retirement Savings Plan and Supplemental Retirement Savings Plan, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 1,428,641 shares of Company Common Stock were held by the Company in its treasury and (iv) 1,273,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 990,500 shares of Company Common Stock were subject to outstanding Options, 233,500 shares of Company Common Stock were subject to outstanding SARs to be settled in stock and 49,000 shares of Company Common Stock were authorized but unissued under a Company Stock Plan), and (vii) 150,000 shares of Company Preferred Stock have been designated as Series A Junior Participating Preferred Stock and have been reserved for issuance upon the exercise of the rights distributed to the holders of Company Common Stock pursuant to the Company Rights Plan.  All outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except as set forth above, as of the date of this Agreement: (A) there are no outstanding options, stock appreciation rights or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company (collectively, "Company Securities"); (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party.  No Subsidiary of the Company owns any shares of Company Common Stock.

(c)         Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights; all such securities have been issued in compliance with applicable Law; and all such securities are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all Liens except Permitted Liens.  There are no (i) outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interest of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Subsidiary to which the Company or any of its Subsidiaries is a party.

(d)         Section 3.6(d) of the Company Disclosure Schedule sets forth as of September 1, 2007, the aggregate amounts of (i) the outstanding indebtedness for borrowed money of the Company and its Subsidiaries, on a consolidated basis, and (ii) the outstanding guarantees by the Company and its Subsidiaries, on a consolidated basis, of indebtedness for borrowed money of any other Person.

(e)         Except as set forth in Section 3.6(e) of the Company Disclosure Schedule, all outstanding Options are evidenced by stock option agreements or other award agreements in the forms previously provided to Parent.  The per share exercise price of each Option is equal to or greater than the fair market value of the underlying Company Common Stock determined as prescribed by the applicable Company Stock Plan on the effective date of the corporate action effectuating the grant of such Option.  From and after August 4, 2007, neither the Company nor any of its Subsidiaries has issued any shares of Company Common Stock or any securities convertible into or exercisable for any shares of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Options or SARs outstanding as of August 4, 2007 in accordance with their terms as of such date.

Section 3.7        Company SEC Documents.

(a)         The Company has filed all required reports, statements, schedules, forms and other documents with the SEC since January 31, 2005 (such documents collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the "Company SEC Documents").  As of their respective filing dates or the filing dates of amendments prior to the date of this Agreement, the Company SEC Documents complied in all material respects with applicable Law, including the U.S. Securities Act of 1933, as amended (including its rules and regulations, "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including its rules and regulations, "SOX"), and none of the Company SEC Documents as of such respective dates or the respective filing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         As of the dates on which they were filed or amended prior to the date of this Agreement in the Company SEC Documents, the annual consolidated financial statements of the Company and the financial statements of the Company for any quarter of the current fiscal year (in each case, together with the notes thereto), were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates of such financial statements and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the financial statements for any quarter of the current fiscal year, to normal year-end audit adjustments). None of the Subsidiaries of the Company are, or have at any time since January 31, 2005 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(c)         Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct on the date such certifications were made.  For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX.  Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any "extensions of credit" (within the meaning of Section 402 of SOX ) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.

(d)         The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) access to assets is permitted only in accordance with management's general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)         The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by the Company in the Company's periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of SOX.  The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company's auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

(f)         Except as set forth in Section 3.7(f) of the Company Disclosure Schedule, since January 31, 2005 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries, nor any director or executive officer of the Company or any of its Subsidiaries has, and, to the Knowledge of the Company, no other officer, employee or accountant of the Company or any of its Subsidiaries has, received any material complaint, allegation, assertion or claim, in writing (or, to the Knowledge of the Company, orally) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

Section 3.8        Absence of Certain Changes.  Except as set forth in Section 3.8 of the Company Disclosure Schedule or in the Company SEC Documents:

(a)         from May 5, 2007 until the date of this Agreement, each of the Company and its Subsidiaries has, in all material respects, conducted its business in the ordinary course consistent with past practice and there has not occurred:

(i)             any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business (including opening and closing of stores in the ordinary course of business);

(ii)             any declaration, setting aside, or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its stockholders, or any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any of its shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, other than in connection with the exercise of Options and SARs in accordance with their respective terms;

(iii)             any change in the Company's accounting methods, principles or practices materially affecting the Company's or any of its Subsidiaries' assets, liabilities or businesses, except insofar as may have been required by a change in GAAP;

(iv)             (1) any granting by the Company or any of its Subsidiaries to any current or former director, officer or employee of the Company or any of its Subsidiaries, of any increase in compensation, bonus or fringe or other benefits, except in the ordinary course of business consistent with past practice or as was required under any Company Plan or (2) any granting by the Company or any of its Subsidiaries to any Company personnel of (x) any increase in severance or termination pay or (y) any right to receive any severance or termination pay;

(v)             any material damage, destruction or loss, whether or not covered by insurance, or

(vi)             any other action taken or committed to be taken by the Company or any of its Subsidiaries that, if taken after the date of this Agreement, would require the consent of Parent under clauses (iii), (v) (other than for capital expenditures), (vi), (vii), (viii), (ix), (x) or (xi) of Section 5.1(a).

(b)         since August 4, 2007, there has not occurred a Material Adverse Effect.

Section 3.9        Undisclosed Liabilities.  Except as disclosed in Section 3.9 of the Company Disclosure Schedule, since May 5, 2007, neither the Company nor any of its Subsidiaries has incurred any liabilities of any nature, whether accrued, contingent or otherwise (the "Liabilities"), other than Liabilities (a) incurred in the ordinary course of business consistent with past practice, (b) that have been discharged or paid in full in the ordinary course of business, (c) reflected in or reserved against on the most recent financial statements of the Company prepared in accordance with GAAP and included in the Company SEC Documents filed with the SEC prior to the date of this Agreement, (d) that could not reasonably be expected to have a Material Adverse Effect or (e) that is contemplated to be incurred under, or that results from, this Agreement.

Section 3.10      Legal Proceedings.  Except as disclosed in Section 3.10 of the Company Disclosure Schedule, as of the date of this Agreement, there is no proceeding, hearing, arbitration, mediation, inquiry, investigation, claim, suit or action (in each case, whether civil, criminal, administrative or otherwise) ("Actions") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the executive officers or directors of the Company in their capacity as such, nor is the Company, any of its Subsidiaries, or any of their respective properties or assets subject to any injunction, order, judgment, settlement, award, ruling or decree, imposed upon the Company or any of its Subsidiaries in each case, by or before any Governmental Authority except, in each case, for those that, individually or in the aggregate, (A) would not reasonably be expected to have a Material Adverse Effect or (B) would not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Transactions.  Since January 31, 2006, there has not been any material product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by the Company or any of its Subsidiaries or (B) the sale, distribution or manufacturing of products by the Company or any of its Subsidiaries.

Section 3.11      Compliance With Laws; Permits.

(a)         Except as disclosed in Section 3.11 of the Company Disclosure Schedule, since January 29, 2005, the Company and its Subsidiaries have been in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)         Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, orders, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, "Permits"), except where the failure to hold the same could not reasonably be expected to have Material Adverse Effect, and there is no Action pending, or to the Knowledge of the Company threatened, regarding any of the Permits that would have or reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

(c)         To the Knowledge of the Company (including for this purpose the members of the Audit Committee of the Board of Directors of the Company), there are no formal or informal governmental inquiries or investigations or internal investigations or whistle-blower complaints pending or threatened, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any officer of the Company or any of its Subsidiaries, other than ordinary course inquiries, investigations or complaints not material to the Company and its Subsidiaries, taken as a whole.

Section 3.12      Tax Matters.

(a)         Except as disclosed in Section 3.12 of the Company Disclosure Schedule and for those matters that could not reasonably be expected to have a Material Adverse Effect:  (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns (as hereinafter defined) required to be filed, and all such filed Tax Returns are true, correct and complete; (ii) each of the Company and its Subsidiaries has timely paid, or has had paid on its behalf, all Taxes due and owing; (iii) the Company has made adequate provision, in accordance with GAAP, in the consolidated financial statements included in the Company SEC Documents filed prior to the date of this Agreement for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby; (iv) no deficiency with respect to Taxes has been asserted or assessed in writing against the Company or any of its Subsidiaries, which has not been fully paid or adequately reserved (in accordance with GAAP) in the Company SEC Documents filed prior to the date of this Agreement; (v) no audits or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received, (vi) there are no agreements in effect to extend the period of limitations for assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable; (vii) the Company and each of its Subsidiaries has withheld from all payments to employees, independent contractors, creditors, shareholders and any other persons (and timely paid to the appropriate Governmental Authority) all amounts required to be withheld with respect to such payments in compliance with all applicable Laws; and (viii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable.

(b)         Neither the Company nor any of its Subsidiaries:  (i) joins or has joined during the past eight years prior to the date of this Agreement in the filing of any affiliated, consolidated, combined or unitary federal, state, local or foreign income Tax Return other than the federal income Tax Return for the consolidated group of which the Company is the common parent, (ii) has incurred any liability during the past eight years prior to the date of this Agreement for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, (iii) is a party to or bound by any Tax sharing agreement or Tax indemnity agreement, arrangement or practice (other than solely among the Company and its Subsidiaries), (iv) has participated in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4), or (v) has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

Section 3.13      Employee Benefits.

(a)         Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, fund or program; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each bonus, employment, termination or severance agreement; and each other material employee benefit plan, fund, program or agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, for the benefit of any director, employee or consultant or former employee or consultant of the Company or any Subsidiary (the "Company Plans").

(b)         With respect to each Company Plan, the Company has delivered (or made available prior to the date of this Agreement in the online data room created in connection with the Transactions) to Parent true and complete copies of the Company Plan and any amendments thereto (or if the Company Plan is not a written Company Plan, a description of the Company Plan), any related trust or other funding vehicle, the most recent annual financial report, if any, the most recent Form 5500, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code.  Each Company Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and the trusts maintained thereunder have been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code; provided, however, that such Company Plans and the trusts maintained thereunder may have been amended after such determinations were made.

(c)         Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, no Company Plan is a "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA, nor is any Company Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  With respect to each Company Plan that is a Multiemployer Plan, except as set forth in Section 3.13(c) of the Company Disclosure Schedule:  (i) if the Company or any of its ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no Withdrawal Liability would be incurred, except as would not reasonably be expected to have a Material Adverse Effect; and (ii) none of the Company nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Company Plan provides, or has any liability to provide, life insurance or medical insurance following termination of employment to any employee or former employee of the Company, except as may be required by Section 4980 of the Code, other than pursuant to the Employment Agreements.

(d)         Neither the Company or any Subsidiary, any Company Plan, any trust created thereunder, nor any trustee or administrator of the foregoing, has engaged in a transaction in connection with which the Company or any Subsidiary, any Company Plan, any such trust, or any trustee or administrator of the foregoing, or any party dealing with any Company Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, other than penalties or taxes that, individually or in the aggregate, would not reasonably be expected to be material.

(e)         Each Company Plan has been operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to be material.

(f)         Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule or the Company SEC Documents, no Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(g)         Except as disclosed in Section 3.13(g) of the Company Disclosure Schedule, neither the Offer, the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) entitle any current or former director or employee of the Company or any

Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director or employee, (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director or employee or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code, other than pursuant to the terms of the Company Plan listed on Section 3.13(g) of the Company Disclosure Schedule.  Except as disclosed in Section 3.13(g) of the Company Disclosure Schedule, no Company Plan provides for a "gross-up" or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

(h)         Except as disclosed in Section 3.13(h) of the Company Disclosure Schedule, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits).

(i)         Except as disclosed in Section 3.13(i) of the Company Disclosure Schedule, each Company Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code (a "Nonqualified Deferred Compensation Plan") and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the "409A Authorities").

(j)         The Company acknowledges that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other Company Plans (collectively, the "Arrangements") to certain holders of Company Common Shares and other securities of the Company (the "Covered Securityholders").  The Company represents and warrants that the Company intends that all such amounts payable under the Arrangements (i) were or are to be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  The Company represents and warrants that the Compensation Committee of the Board of Directors of the Company, consisting solely of independent directors, has approved the resolutions substantially in the form set forth in Section 3.13(j) of the Company Disclosure Schedule.

(k)         Except as disclosed in Section 3.13(k) of the Company Disclosure Schedule, there are no incentive compensation awards outstanding under the 2006 Equity-Based Compensation And Performance Incentive Plan.

Section 3.14      Labor Matters.  Except as disclosed in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreements or any other labor-related agreements with any labor union, labor organization or works council ("Collective Bargaining Agreements").  To the Knowledge of the Company, there are no representation proceedings or petitions seeking a representation proceeding presently pending before the National Labor Relations Board or any other labor relations tribunal.  Except as disclosed in Section 3.14 of the Company Disclosure Schedule and except for instances that could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect: (a) there is no pending or, to the Knowledge of the Company, threatened labor strike, slowdown or stoppage against or affecting the Company or any Subsidiary of the Company and (b) neither the Company nor any Subsidiary has received notice of (i) any unfair labor practice charge or complaint pending before the National Labor Relations Board or any other Governmental Authority against it, (ii) any charge or complaint against it pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (iii) any complaint or lawsuit against the Company or any Subsidiary concerning employees or former employees of the Company or any Subsidiary alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction.

Section 3.15      Environmental Matters.  Except as disclosed in Section 3.15 of the Company Disclosure Schedule and except as could not reasonably be expected to have a Material Adverse Effect, (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company, threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries are in compliance with all Environmental Laws, including possessing all Permits required for their operations under applicable Environmental Laws; (c) the Company and its Subsidiaries do not have any Environmental Liabilities; (d) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities that would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder; (e) none of the Company or its Subsidiaries has Released Hazardous Materials at any other location which would subject the Company or any of its Subsidiaries to any liability under Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder; (f) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and (g) to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any liability affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws.

Section 3.16      Material Contracts.

(a)         Except for this Agreement, or as set forth in Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding, whether written or oral:

(i)            with respect to the employment of any directors, executive officers or other senior officers of the Company;

(ii)            that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iii)            containing change-of-control provisions relating to the Company or any of its Subsidiaries (other than individual store Leases not material to the Company or its Subsidiaries, taken as a whole);

(iv)            that is a joint-venture or a partnership agreement;

(v)            relating to the borrowing of money (including any guarantee thereto) or that is a mortgage, security agreement, capital lease or similar agreements that creates a Lien on any material asset of the Company or any of its Subsidiaries, in each case involving annual payments of $100,000 each;

(vi)            that limits or purports to limit in any material respect the ability of the Company or any of its Affiliates (or which following the consummation of the Transactions could limit the ability of the Surviving Corporation), (A) to compete in any line of business, or in any geographic area or with any person (other than, in any of the foregoing cases, as set forth in store Leases), (B) to hire any individuals or group of individuals, or (C) the right of the Company or any of its Subsidiaries to sell to or purchase from any other person or entity;

(vii)            that is a distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing or the sale of the products or services of the Company or any of its Subsidiaries;

(viii)                 that is a service contract, equipment lease or arrangement (other than purchase orders entered into in the ordinary course of business consistent with past practice) with respect to the receipt of goods and services involving payments by the Company or any of its Subsidiaries of more than $150,000 each per year; or

(ix)            that is a license or sublicense of any item of Intellectual Property or other intangible asset (whether as a licensor or a licensee) that is material to the Company and its Subsidiaries, taken as a whole, other than off-the-shelf software.

All contracts, arrangements, commitments or understandings of the type described in this Section 3.16(a) shall be collectively referred to as the "Material Contracts".

(b)         Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, and is valid and in full force and effect, except for such failures to be in full force and valid that could not reasonably be expected to have a Material Adverse Effect.  The Company is not in default under any Material Contract and, to the Company's Knowledge, no other party to any Material Contract is in breach of, or in default under, any Material Contracts, except in each case, for those breaches and defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.17      Properties.

(a)         The only real property owned by the Company and its Subsidiaries (collectively, the "Owned Real Property") is the national distribution center located in Troy, Ohio.  Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, with respect to the Owned Real Property, (i) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Owned Real Property; (ii) there are no outstanding options or rights of first refusal or similar rights to purchase or acquire any rights or interests in such property or any portion thereof; (iii) neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation (nor to their Knowledge, is any such proceeding, action or agreement pending or threatened) with respect to any portion of the Owned Real Property; (iv) all buildings, improvements and fixtures and equipment located within, on or under the Owned Real Property and used in the business of the Company (1) are in reasonably good condition and repair in all material respects and sufficient for the operation of the business of the Company, subject to reasonable wear and tear; and (2) are in material compliance with zoning and other applicable land use regulations for their current uses and are not non-conforming uses; and (v) such property has sufficient access to public streets, utilities, structural support and parking all wholly located within the boundaries of such Owned Real Property (subject to normal utility and services easements) to fulfill any zoning, building code or other governmental requirements related thereto and to permit the continued use of the Owned Real Property in the business of the Company as presently conducted (including any plans for expansion, if any).

(b)         Section 3.17(b) of the Company Disclosure Schedule contains a true, complete and accurate list, as of the date of this Agreement, of all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the "Leased Real Property").

(c)         As of the date of this Agreement, and except as set forth in Section 3.17(c) of the Company Disclosure Schedule, the Company and/or its Subsidiaries have good and marketable fee simple title to the Owned Real Property and, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, valid leasehold estates in all Leased Real Property, in each case, free and clear of all Liens.

(d)         As of the date of this Agreement, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or as set forth on Section 3.17(d) of the Company Disclosure Schedules, (i) each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its

Subsidiaries, enforceable in accordance with its terms; and (ii) neither the Company nor any of its Subsidiaries have received any written communication from, or given any written communication to, any lender, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default (or that an event has occurred or circumstances exist that may (with notice, a lapse of time or both) constitute or result in such a default).  With respect to all Leased Real Property, all buildings, improvements and fixtures and equipment located thereon and used in the business of the Company (x) are in reasonably good condition and repair (except where the failure to be in such good condition and repair would not be material to the Company and its Subsidiaries, taken as a whole) and are sufficient for the operation of the business of the Company; and (y) are in material compliance with zoning and other applicable land use regulations for their current uses.

(e)         Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or as set forth in Section 3.17(e) of the Company Disclosure Schedule. there is no default under any Real Property Lease either by the Company or its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto.

Section 3.18      Intellectual Property.

(a)         Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, the Company or any of its Subsidiaries own, license or otherwise have rights to use all U.S. (i) trademarks, service marks, trade names, logos, designs, Internet domain names, together with goodwill, registrations and applications related to the foregoing, (ii) patents and pending patent applications, (iii) copyrights and all registrations and applications to register the same, (iv) customer lists, and (v) software and licenses of any of the foregoing ("Intellectual Property") necessary for the operation of the businesses of the Company or any of its Subsidiaries, as currently conducted, free and clear from all Liens.

(b)         Section 3.18(b) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company, a complete and accurate list of all material (i) (x) patents and patent applications; (y) trademark registrations (including Internet domain name registrations); and (z) copyright registrations and applications and (ii) active trademark applications filed with the U.S. Patent and Trademark Office or equivalent foreign office.  To the Knowledge of the Company, the foregoing registrations are in effect and subsisting.

(c)         Except as set forth in Section 3.18(c) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries:

(i)            no Actions or orders are pending or, to the Knowledge of the Company, threatened, and the Company has not received within the past two (2) years any overt threats or written notices (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property owned by the Company and its Subsidiaries in the operation of their businesses as currently conducted;

(ii)            to the Knowledge of Company, the operation of the Company and its Subsidiaries' businesses as currently conducted does not infringe, misappropriate or violate ("Infringe") the Intellectual Property of any third party and no third party is Infringing any Intellectual Property of the Company and its Subsidiaries used in the operation of their businesses as currently conducted and, no such claims are pending or threatened against any Person by the Company;

(iii)            the Company takes commercially reasonable actions and measures to protect the Intellectual Property and the rights of the Company and its Subsidiaries in confidential information, proprietary designs and trade secrets of the Company and its Subsidiaries that are used in the operation of their businesses as currently conducted;

(iv)            the Company and its Subsidiaries take all commercially reasonable actions to require all persons who are commissioned by the Company or its Subsidiaries to create or develop proprietary Intellectual Property for the Company or its Subsidiaries to assign all of their rights therein to the Company, to the extent it is legally possible to do so; and

(v)            to the Knowledge of the Company, there is no jurisdiction in the United States in which the Company or its Subsidiaries has opened one or more stores, but where the Avenue mark has been contested or where the Avenue mark is not available for use in such store, nor is there any jurisdiction in the United States in which the Company or its Subsidiaries decided not to open a store because the Avenue mark was contested or where the Avenue mark was not available for use in such store.

Section 3.19      Privacy Policy; Customer Solicitation.

(a)         The Company has a privacy policy (a "Privacy Policy") regarding the collection and use of personally identifiable information (the "PII") or does not collect PII.  Except as set forth on Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has collected, transmitted or used any PII in an unlawful manner and is not in violation in any material respect of its Privacy Policy.  The Company has posted its Privacy Policy on the avenue.com website.  The Company and its Subsidiaries have reasonably adequate security measures in place to protect the PII that they receive from illegal or unauthorized use by their personnel or third parties.

(b)         The Company has established a policy (a "Mailing Policy") relating to email or other electronic or non-electronic solicitation of, or communication with, potential customers or prospects that is in compliance in all material respects with the requirements of all Applicable Laws, including, as applicable, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003.

Section 3.20      Suppliers.  Section 3.20 of the Company Disclosure Schedule sets forth a true, complete and accurate list of the ten (10) largest (in terms of dollar amount) suppliers of the Company and its Subsidiaries, on a combined basis, for the year ended February

3, 2007.  To the Knowledge of the Company, except as set forth in Section 3.20 of the Company Disclosure Schedule, no person listed in Section 3.20 of the Company Disclosure Schedule within the last twelve (12) months prior to the date of this Agreement has threatened in writing to cancel or otherwise terminate the relationship of such person with the Company or its Subsidiaries.

Section 3.21      Insurance.  Copies of all binders of material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, have been made delivered (or made available prior to the date of this Agreement in the online data room created in connection with the Transactions) to Parent.  All such insurance policies are in full force and effect.  Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the insurance policies of the Company and its Subsidiaries.

Section 3.22      Anti-Takeover Laws.

(a)         Prior to the execution of this Agreement, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to the provisions of Section 203 of the DGCL or any provision of the Company Charter Documents that would require any corporate approval other than that otherwise required by the DGCL:  (i) the execution of this Agreement and the Tender Agreement, (ii) the Offer, (iii) the Merger and (iv) the transactions contemplated by this Agreement and the Tender Agreement.

(b)         Prior to the execution of this Agreement, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to the provisions of any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares:  (i) the execution of this Agreement and the Tender Agreement, (ii) the Offer, (iii) the Merger and (iv) the transactions contemplated by this Agreement and the Tender Agreement.

Section 3.23      Company Rights Plan.  The Company has taken all actions necessary (subject only to execution by the Rights Agent, as defined in the Company Rights Plan, which the Company shall cause to take place as soon as reasonably practicable on the date of this Agreement) to (a) render the Company Rights Plan inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as such term is defined in the Company Rights Plan) pursuant to the Company Rights Plan solely as a result of this Agreement or the Transactions and (ii) a "Distribution Date" or a "Stock Acquisition Date" (as such terms are defined in the Company Rights Plan) does not occur and (iii) the rights (the "Company Rights") to purchase the Series A Junior Participating Preferred Stock of the Company issued under the Company Rights Plan do no become exercisable, in the case of clauses (i), (ii) and (iii), solely by reason of the execution of this Agreement and/or the Tender Agreement or the consummation of the Offer, the Merger or any of the Transactions or the transactions contemplated by the Tender Agreements and

(c) provide that the Expiration Date (as defined in the Company Rights Plan) shall occur immediately prior to the Effective Time.

Section 3.24      Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Bear, Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, each of the Offer Price and the Merger Consideration to be received, respectively, in the Offer and the Merger by holders of the Company Common Stock, is fair from a financial point of view to holders of such shares. A copy of such opinion has been, or will promptly be, delivered to Parent. Such opinion has not been withdrawn or revoked or otherwise modified in any material respect, and the Company has received the consent of Bear, Stearns & Co. Inc. to include such opinion in the Schedule 14D-9 and, if any, the information statement or proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "Proxy Statement").

Section 3.25      Brokers and Other Advisors.  Except for Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with any of the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1        Organization; Standing.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, except for such failures to be duly organized, validly existing or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2        Corporate Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

Section 4.3        Noncontravention.  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the provisions of this Agreement, will (i) conflict with or result in any violation or breach of (with or without notice or lapse of time, or both) the certificate of incorporation or by-laws (or similar documents) of Parent or Merger Sub, assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (ii) violate any material Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (iii) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under or give rise to a right of, or result in, termination, modification, cancellation, recapture or acceleration of any obligation or to the loss of a benefit, or result in the creation of any Lien in or upon or with respect to, any of the properties or other assets of Parent or Merger Sub, under any of the terms, conditions, or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except in the case of clause (iii) for such violations or defaults as could not reasonably be expected to, individually or in the aggregate, (A) have a Parent Material Adverse Effect or (B) prevent or materially delay or materially impede the consummation or the ability to consummate the Transactions.

Section 4.4        Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, state securities or "blue sky" laws and the rules and regulations of the NASDAQ, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.5        Status of Parent; Ownership and Operations of Merger Sub.  Parent is the holding company of the U.S. catalog business of PPR S.A.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, has not incurred any material obligations or liabilities except pursuant to this Agreement and has conducted its operations only as contemplated by this Agreement.

Section 4.6        Compliance With Laws.  Since its formation, Merger Sub has been in compliance with all Laws applicable to Merger Sub, and since January 29, 2005, Parent has been in compliance with all Laws applicable to Parent, except for such non-compliance as could not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7        Legal Proceedings.  There is no pending or, to the Knowledge of Parent, threatened, legal or administrative proceeding, claim, suit or action against Parent or any of its Subsidiaries (including Merger Sub), nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries (including Merger Sub) in each case, by or before any Governmental Authority, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8        Sufficient Funds.  Parent's and Merger Sub's obligations hereunder are not subject to any conditions regarding Parent's, Merger Sub's or any other person's ability to obtain financing for the Offer, the consummation of the Merger and the other transactions contemplated by this Agreement.  Parent and Merger Sub have, and will have as of the Acceptance Time and the Closing sufficient cash available, directly or through one or more Affiliates, to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the Transactions, including Parent's and Merger Sub's costs and expenses, the aggregate Offer Price, the aggregate Merger Consideration, the aggregate Option Consideration and the aggregate SARs Consideration on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash or cash equivalents for such purpose. Parent and Merger Sub acknowledge and agree that Parent's and Merger Sub's obligations hereunder are not conditioned in any manner whatsoever upon Parent’s or Merger Sub’s obtaining financing to fund the payment of the consideration to be paid in the Offer and the Merger, including in connection with the aggregate Offer Price, the aggregate Merger Consideration, the aggregate Option Consideration and the aggregate SARs Consideration.

Section 4.9        Company Stock.  Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.  Neither Parent nor Merger Sub nor any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is the record holder of, and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company, except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Merger Sub.

Section 4.10      Brokers and Other Advisors.  Except for Peter J. Solomon Company, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1        Conduct of Business.

(a)         Except as expressly contemplated by this Agreement or as required by applicable Law or as set forth in Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise provides its prior written consent, the Company shall, and shall cause its Subsidiaries to, conduct its operations in the ordinary course consistent with past practice, and shall use reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties having significant business relationships with it, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect (it being understood that any impairment of such goodwill and ongoing business shall not be a breach of this sentence so long as the Company and its Subsidiaries shall have complied with their respective obligations to use reasonable best efforts as provided in this sentence).  Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise provides its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed if the Expiration Date shall not have occurred within 60 days of the commencement of the Offer),  neither the Company nor its Subsidiaries shall:

(i)          (A) issue, deliver, sell or grant, pledge or otherwise encumber or subject to any Lien, any shares of its capital stock, any other voting securities, or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; provided that the Company may issue shares of Company Common Stock (and the related rights under the Company Rights Plan) upon the exercise of Options and SARs that are outstanding on the date of this Agreement, in accordance with their respective terms as of the date of this Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any other securities thereof or any rights, warrants or options to acquire any such shares or securities, except in connection with the exercise of Options and SARs that are outstanding on the date of this Agreement and in accordance with their respective terms as of the date of this Agreement and consistent with past practice; (C) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or other form) in respect of, any shares of its capital stock; (D) adjust, split, combine, subdivide or reclassify any shares of its capital stock or (E) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of Company Common Stock or the capital stock of any Subsidiary of the Company;

(ii)          redeem, repurchase, prepay, defease, cancel, incur, create, assume or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or enter into any arrangement having the economic effect of any of the foregoing except for (A) borrowings made pursuant to the Financing Agreement among the Company and certain of its subsidiaries and The CIT Group/Business Credit, Inc., in accordance with its terms and consistent with past practice and (B) other amounts not in excess of $250,000 in the aggregate outstanding at any time;

(iii)          sell, pledge, dispose of, transfer, lease, license, or otherwise encumber or subject to any Lien (other than a Permitted Lien), any properties, rights or assets, except sales, pledges, dispositions, transfers, leases, licenses or encumbrances (A) in the ordinary course of business consistent with past practices (B) required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement, (C) dispositions of inventory or assets in the ordinary course of business or which are obsolete or worthless or (D) transfers among the Company and its wholly owned Subsidiaries;

(iv)          make any capital expenditures in excess of $250,000 individually or $750,000 in the aggregate;

(v)          directly or indirectly acquire (A) by merging, consolidating with, purchasing a material portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, rights, or properties except (1) for capital expenditures (which shall be governed by clause (iv) above), (2) for purchases of inventory, components, raw materials or supplies or finished products, services, or marketing campaigns in the ordinary course of business consistent with past practice and (3) pursuant to Contracts in effect as of the date of this Agreement;

(vi)          (A) increase in a material respect the compensation of any of its directors, officers or employees, other than (1) as required pursuant to applicable Law or the terms of Collective Bargaining Agreements or Contracts in effect on the date of this Agreement and listed in the Company Disclosure Schedule, (2) increases in salaries, wages, bonuses and benefits of employees (other than executive officers) made in the ordinary course of business consistent with past practice, and (3) increases in salaries, wages, bonuses and benefits of executive officers in amounts set forth on Section 5.1(a)(vi)(A)(3) of the Company Disclosure Schedule; (B) grant or provide any severance or termination payments or benefits to any director, employee or consultant of the Company or any of its Subsidiaries, other than as required by the terms of any Benefit Plan as in effect on the date of this Agreement; (C) make any new equity awards to any director, employee or consultant of the Company or any of its Subsidiaries; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, compensation or benefits under any Benefit Plan to the extent not required by the terms of such Benefit Plan as in effect on the date of this Agreement or (E) enter into or amend any collective bargaining agreements; provided, however, that nothing in this Section 5.1 shall prevent the Company or its Subsidiaries from hiring new employees as non-officers or non-directors of the Company in the ordinary course of business consistent with past practice so long as the amount of salaries, wages, bonuses and benefits provided to such new employees shall be in the ordinary course of business consistent with past practice;

(vii)                 make, change or revoke any material Tax election, change any material method of Tax accounting, enter into any closing agreement, settle or compromise any material liability for Taxes, file any material amended Tax Return, or surrender any claim for a material refund of Taxes;

(viii)                 make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(ix)                make any changes or modifications to any pricing policy or investment policy or any method of doing business except for changes to product prices in accordance with past practice;

(x)                make any change or modification to the Privacy Policy, except such changes or modifications required by credit card issuers used by the Company and its Subsidiaries;

(xi)                 (A) amend the Company Charter Documents or other comparable charter or organizational documents of any of the Company's Subsidiaries or (B) create any new Subsidiaries;

(xii)                 enter into, materially modify, terminate, or waive any material right under any Contract that is or would be a Material Contract (except with respect to any store Lease in the ordinary course of business), if it had been entered into prior to the date of this Agreement;

(xiii)                 enter into, materially modify, terminate, or waive any material right under any Contract (other than (A) a Material Contract, which shall be governed by clause (xii) above, and (B) a store Lease entered into in the ordinary course of business) that has a term of two years or more and that involves the payment of $100,000 or more per year by or to the Company or any of its Subsidiaries; or

(xiv)                 authorize any of or commit, resolve, propose or agree to take any of the foregoing actions.

(b)         Parent and Merger Sub agree that, during the period from the date of this Agreement until the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their Subsidiaries to take, or agree or commit to take, any action that could reasonably be expected to (i) impose any meaningful delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order or Restraint prohibiting or impeding the consummation of the Transactions or (iii) otherwise would reasonably be expected to cause a meaningful delay or impediment to the consummation of the Transactions (each, a "Delay").  Without limiting the generality of the foregoing, Parent and Merger Sub agree that, during the period from the date of this Agreement until the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay.

Section 5.2        Stockholders Meeting; Merger Without Meeting of Company Stockholders.

(a)         If required by applicable Law in order to consummate the Merger, the Company shall, in accordance with applicable Law: (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the "Company Stockholders Meeting") as soon as practicable following the Acceptance Time (or, if later, following the termination of the subsequent offering period, if any) and (ii) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iii) obtain the Company Stockholder Approval.

(b)         Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated in accordance with Section 7.1.

(c)         As soon as reasonably practicable following the Acceptance Time (or, if later, following the termination of the subsequent offering period, if any), the Company shall, with the assistance and approval (not to be unreasonably withheld, conditioned or delayed) of Parent, prepare and file with the SEC the Proxy Statement.  Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and its rules and regulations to be set forth in the Proxy Statement.  The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt of such comments, and to cause the Proxy Statement to be mailed to the Company Stockholders as soon as practicable after the Proxy Statement is cleared by the SEC.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.  The Company shall as soon as reasonably practicable (i) notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(d)         Notwithstanding Section 5.2(a), 5.2(b) or 5.2(c), in the event that Parent or Merger Sub shall acquire (including pursuant to the Merger Option), together with the shares of Company Common Stock owned by Parent, Merger Sub and any other Subsidiary of Parent, at least 90% of the outstanding shares of Company Common Stock, the parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time in accordance with Section 253 of the DGCL without a meeting of the Company Stockholders.

(e)         Parent shall continue to hold all shares acquired in the Offer through the Merger and shall vote, or cause to be voted, all of the Company Common Stock acquired in the Offer or otherwise then owned by it, Merger Sub or any of Parent's other Subsidiaries in favor of the approval and adoption of the Merger and this Agreement.

Section 5.3        No Solicitation.

(a)         The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with the Transactions (collectively, "Representatives") to, directly or indirectly through another Person, except as otherwise provided below, (i) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information), any inquiries or the making, submission or announcement of, any proposal or offer that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) other than informing persons of the provisions contained in this Section 5.3, enter into, continue or participate in any discussions or negotiations regarding any Takeover Proposal, or furnish any information concerning the Company and its Subsidiaries to any Person in connection with any Takeover Proposal, or otherwise cooperate with or take any other action to knowingly facilitate any effort or attempt to make or implement a Takeover Proposal.  Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the Acceptance Time, the Company may, upon a good faith determination by the Company's Board of Directors (after receiving the advice of its outside counsel) that failure to take such action would be reasonably likely to result in a breach of the Company's Board of Directors' fiduciary duties to the stockholders of the Company under applicable Law, and after giving Parent prompt written notice of such determination, (A) in response to an unsolicited bona fide written Takeover Proposal made after the date of this Agreement that the Company's Board of Directors determines in good faith (after consultation with outside counsel and receiving the advice of a financial advisor of nationally recognized reputation) constitutes or may result in a Superior Proposal, furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing terms and conditions no more favorable to such Person than those contained in the Confidentiality Agreement, dated June 25, 2007 (as it may be amended from time to time, the "Confidentiality Agreement"), between Parent and the Company, are to Parent, except that such confidentiality agreement between the Company and such Person shall not contain any provisions that would prevent the Company from complying with its obligations to provide the required disclosure to Parent pursuant to this Section 5.3 and shall permit such Person to make a Takeover Proposal; provided that all such information (to the extent that such written information that has not been previously provided or made available to Parent) is provided or made available to Parent and (B) in response to an unsolicited bona fide written Takeover Proposal made after the date of this Agreement that the Company's Board of Directors determines in good faith (after consultation with outside counsel and receiving the advice of a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to result in a Superior Proposal, participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such

Takeover Proposal.  Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person previously conducted with respect to any Takeover Proposal, and will request, to the extent permitted under the applicable confidentiality agreement, the prompt return of any confidential information previously furnished to such Persons that has not been previously returned to the Company.  Any violation of the restrictions set forth in this Section 5.3 by any Representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b)         Except as expressly permitted by this Section 5.3(b), the Board of Directors of the Company shall not (i)(A) withdraw, modify or qualify, in a manner adverse to Parent, the recommendation by such Board of Directors that stockholders of the Company accept the Offer, tender their shares of Company Common Stock in the Offer and adopt this Agreement or (B) adopt, recommend or propose publicly to adopt or recommend, to the stockholders of the Company a Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") (it being understood and agreed that any "stop, look and listen" communication by the Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not constitute a Company Adverse Recommendation Change) or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement with respect to, or that is intended to or could reasonably be expected to lead to any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.3(a)) (each, a "Company Acquisition Agreement").  Notwithstanding the foregoing, at any time prior to the Acceptance Time and subject to the proviso of this sentence: (x) the Board of Directors of the Company may make a Company Adverse Recommendation Change, upon a good faith determination by the Company's Board of Directors (after receiving the advice of its outside counsel) that failure to take such action would be reasonably likely to result in a breach of the Company's Board of Directors' fiduciary duties to the stockholders of the Company under applicable Law, and (y) if the Board of Directors of the Company receives a Takeover Proposal that such Board of Directors reasonably determines (after receiving the advice of its outside counsel and receiving the advice of a financial advisor of nationally recognized reputation) constitutes a Superior Proposal, and that was unsolicited after the date of this Agreement and did not otherwise result from a breach of this Section 5.3, the Company or its Subsidiaries may enter into a Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have complied with the provisions of the following sentence and, concurrently with entering into such Company Acquisition Agreement, terminated this Agreement pursuant to Section 7.1(d)(ii) and paid the Termination Fee and Expense Payment pursuant to Section 7.3(a); provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change, terminate this Agreement pursuant to Section 7.1(d)(ii) or enter into any Company Acquisition Agreement unless:  (1) the Company has provided to Parent five (5) Business Days prior written notice (an "Alternative Transaction Notice"), which Alternative Transaction Notice shall specify that the Board of Directors of the Company is prepared to make a Company Adverse Recommendation Change, terminate this Agreement pursuant to Section 7.1(d)(ii) and/or enter into any Company Acquisition Agreement, as applicable, and, in the case of a Takeover Proposal that the Board of Directors has determined constitutes a Superior Proposal, shall attach the most current version of any written agreement relating to such Takeover Proposal and contain a description of any other material terms of such

Takeover Proposal and advising Parent that the Board of Directors of the Company has determined that such Takeover Proposal is a Superior Proposal and that the Board of Directors of the Company intends to enter into an agreement providing for such Superior Proposal, (2) during such five (5) Business Day period, if requested by Parent, the Company has engaged in good-faith negotiations with Parent to amend this Agreement in such a manner that the Takeover Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal and (3) on midnight, New York time, at the end of the fifth (5th) Business Day following the date of receipt of the Alternative Transaction Notice (or, in the event that the Takeover Proposal has been materially revised or modified, at the end of midnight, New York time, on the fifth (5th) Business Day following the date of receipt of notice of such material revision or modification, if later), such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account all changes to the terms of this Agreement proposed by Parent).  It is understood and agreed that an Alternative Transaction Notice shall be required for a Company Adverse Recommendation Change, regardless of whether it was made in response to or as a result of a Superior Proposal.

(c)         In addition to the obligations of the Company set forth in Sections 5.3(a) and 5.3(b), the Company shall promptly (and in any event within twenty-four (24) hours of learning of the relevant information) advise Parent in writing of any Takeover Proposal and the material terms and conditions of any such Takeover Proposal (including any changes thereto) and, unless such disclosure would be reasonably likely to result in a breach of the Company’s Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law, the identity of the Person making any such Takeover Proposal.  The Company shall keep Parent fully informed of the status and material terms (including any change to the material terms of such Takeover Proposal) of any Takeover Proposal, and shall provide Parent with copies of all Takeover Proposals (and amendments or material modifications of such Takeover Proposals) and related agreements, draft agreements exchanged by the parties and modifications thereof.

                                    (d)         For purposes of this Agreement:

"Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to any (A) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's revenues, net income or earnings on a consolidated basis are attributable, (B) acquisition of 15% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Company Common Stock or any other class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

"Superior Proposal" means a bona fide written Takeover Proposal obtained not in breach of this Section 5.3 to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 75% of the outstanding Company Common Stock or more than 75% of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) to be (A) more favorable to the Company Stockholders from a financial point of view than the Offer, the Merger and the other Transactions, (B) is reasonably likely to be consummated on the terms so proposed, taking into account all relevant financial, regulatory, legal and other aspects of such proposal, including any conditions; and (C) for which financing, to the extent required, is then fully committed or which, in the good-faith judgment of the Board of Directors of the Company (based on the advice of a financial advisor of national reputation), is reasonably capable of being timely financed by such third party.

(e)         Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if such Board of Directors determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law; provided that in no event shall the Company or its Board or Directors or any committee of the Board of Directors take, or agree or resolve to take, any action prohibited by Section 5.3(b).

Section 5.4        Reasonable Best Efforts.

(a)         Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions.  For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by any Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)         In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten(10) Business Days of the date of this Agreement, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c)         Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) promptly notify the other party of any written communication to that party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or any other Governmental Authority and permit the other party to review in advance any proposed communication to any of the foregoing, (iii) consult with the other party prior to participating in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger and provide the other party the opportunity to attend and participate in any such meeting, telephone call or discussion, and (iv) furnish the other party with copies of all correspondence, filings, and written communications (or a reasonably detailed summary of any oral communications) between them and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

(d)         In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.  Without limiting any other provision of this Agreement, Parent and the Company shall each use their reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date), in each case, as may be required in order obtain any approvals from any Governmental Authority necessary to consummate the Transactions or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Transactions; provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Transactions, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Offer and the Merger or (ii) that individually or in the aggregate is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to (A) the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, either before or after giving effect to the Offer or the Merger, or (B) Parent’s ownership or operation of any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole (a "Materially Burdensome Condition").  The Company shall agree, if requested by Parent in writing, to commit to take any of the forgoing actions with respect to the assets or business of the Company in furtherance of this Section 5.4; provided, however, that any such action may be conditioned upon the consummation of the Merger and other Transactions contemplated by this Agreement.

(e)         To the extent requested by Parent, the Company and its Subsidiaries shall use all reasonable efforts to cooperate with Parent in obtaining title insurance with respect to the Owned Real Property, including execution and delivery of title affidavits and other documents reasonably requested by Parent's title insurer.

Section 5.5        Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement or the Tender Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.6        Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the Effective Time, the Company shall afford to Parent and Parent's Representatives reasonable access during normal business hours to the Company's properties, books, records and personnel and the Company shall furnish promptly to Parent such other information concerning its business and properties as Parent may from time to time reasonably request, provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement of the Company or any of its subsidiaries with any third-party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, (iii) otherwise violate any applicable Laws or (iv) which would result in a competitor of the Company or any of its subsidiaries receiving material information which is competitively sensitive; provided, further, however, that the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information or documents and take such other action (such as the redaction of identifying or confidential information or entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) with respect to such information or documents as is necessary to permit disclosure to Parent and Parent's Representatives.  Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement.

Section 5.7        Indemnification and Insurance.

(a)         Parent shall cause (including by providing adequate funding to) the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an "Indemnitee" and, collectively, the "Indemnitees") as provided in the Company Charter Documents or any written indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms, along with the indemnification obligations of the Surviving Corporation set forth in Section 5.7(a) of the Company Disclosure Schedule.  Without limiting the foregoing, Parent, for a period of at least six years after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation (or any successor) to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. Parent shall cause (including by providing adequate funding to) the Surviving Corporation to, honor all of its indemnification obligations existing as of the Effective Time.

(b)         For the six-year period commencing immediately after the Effective Time, Parent shall maintain in effect directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who at or prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policies on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policies in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time; provided that any substitution or replacement of existing policies shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time)); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 200% of the current aggregate annual premiums, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at the sum of (i) an annual premium of 200% of the current aggregate annual premiums plus (ii) the unearned portion of the premium paid by the Company for the current year for such insurance.

(c)         The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and, in addition to, and not in substitution for, and shall not impair any other rights to indemnification or contribution that any such Person may have by contract, under the Company Charter Documents, or the comparable organization documents of the Surviving Corporation or any of its subsidiaries, under applicable Law, or otherwise.  Parent shall ensure that the Surviving Corporation complies with all of its obligations under this Section 5.7.

Section 5.8        [Intentionally Omitted].

Section 5.9        Fees and Expenses.  Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated; provided that the fees and expenses of printing and mailing the Tender Offer Documents, all filing and other fees paid to the SEC in connection with the Offer and the Merger and all filing fees associated with the HSR Act shall be borne equally by Parent and the Company.

Section 5.10      Employee Matters.

(a)         Subject to Section 5.10(c), during the period of twelve (12) months immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide those employed by the Company and its Subsidiaries at the Effective Time (the "Company Employees") with at least the level of salary as in effect at the Effective Time; provided, however, that employment shall be "at will", except as set forth in the Employment Agreements.

(b)         For the first six-month merchandising season commencing after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, continue incentive compensation award programs in accordance with past practice under the Company Plans listed on Section 5.10(b) of the Company Disclosure Schedule.  For the avoidance of doubt, if the Effective Time occurs after the end of the six-month merchandising season ending February 2, 2008, the Company shall be entitled to continue the Company's currently existing incentive compensation award programs in accordance with past practice through the end of the six-month merchandising season beginning February 3, 2008.

(c)         Section 5.10(a) to the contrary notwithstanding, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide each Company Employee who incurs a termination of employment during the period of twelve (12) months immediately following the Effective Time with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employee would have been entitled with respect to such termination immediately prior to the Effective Time as disclosed in Section 5.10(c) of the Company Disclosure Schedule.

(d)         For a period of twelve (12) months immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide Company Employees with employee benefit and Retirement Plans, programs, and arrangements (other than equity-based plans) that are no less favorable in the aggregate than the employee benefit and retirement savings plans, programs and arrangements (other than equity-based plans) provided by the Company and its Subsidiaries to Company Employees immediately prior to the Effective Time; provided, however, that employment shall be "at will" except as set forth in the Employment Agreements.  Without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or its Subsidiaries that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent and its Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, (iii) honor the Company's expense reimbursement policy, (iv) waive any waiting period limitation or evidence of insurability or at work requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Plan prior to the Closing Date and (v) credit Company Employees with the amount of current year vacation time that shall have been accrued and unpaid at the Effective Time.  Following the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their respective terms, all Company Plans.  Parent acknowledges that, except as set forth on Section 5.10(d) of the Company Disclosure Schedule, the consummation of the Merger shall constitute a "Change of Control" or "Change in Control" as applicable, for purposes of each Company Plan listed on Section 5.10(d) of the Company Disclosure Schedule in which that concept is relevant.

(e)         This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Article V, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10.

(f)          Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Company Plan or any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries; (ii) prevent the amendment or termination of any Company Plan or interfere with the right or obligation of Parent or its Affiliates to make such changes as are necessary to conform with applicable Law (including without limitation Section 409A of the Code); or (c) limit the right of Buyer or any of its Affiliates to terminate the employment of any employee at any time.

(g)         If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, the Company intends that all such amounts payable under such Arrangements (i) shall be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. If there has been any adoption, approval, amendment or modification of any Arrangement, either prior to or after the date of this Agreement, the Company agrees that, upon the request of Parent, the Compensation Committee of the Board of Directors of the Company, consisting solely of independent directors, shall approve resolutions approving such adoption, approval, amendment or modification as an employment compensation, severance or other employee benefit arrangements, in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 5.11      Updated Information.  Prior to the Closing, the Company shall give written notice to Parent of the occurrence, or failure to occur, after the date of this Agreement, of any event which occurrence or failure has caused or would be reasonably likely to cause any representation or warranty contained in this Agreement or in any section of the Company Disclosure Schedule to be untrue or inaccurate in any material respect; provided that any such notice shall not be deemed to have qualified or modified the representations and warranties contained in Article III for the purposes of determining whether the conditions specified in Annex A have been satisfied.

Section 5.12      Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13      Takeover Laws.  The Company and its Board of Directors shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 5.14      Company Rights Plan.  The Board of Directors of the Company shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Company Rights Plan (including a redemption of the Company Rights) to facilitate a Takeover Proposal prior to the termination of this Agreement; provided, however, that the foregoing shall not prevent the Company from delaying the Distribution Date (as such term is defined in the Company Rights Plan) as permitted by the Company Rights Plan.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1        Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent, Merger Sub and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)         Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained, if and to the extent required under applicable Law;

(b)         Purchase of Company Common Stock.  Parent or Merger Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in accordance with the terms of this Agreement; and

(c)         No Injunctions or Restraints.  No Law, temporary restraining order, preliminary or permanent injunction, judgment or ruling enacted, promulgated, issued or entered by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

ARTICLE VII

TERMINATION

Section 7.1        Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)         by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b)         by either of the Company or Parent:

(i)                 if the Merger shall not have been consummated on or before June 30, 2008 (the "Walk-Away Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)                 if a Restraint prohibiting the Merger shall have become final and nonappealable; or

(iii)                 if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for purchase any shares of Company Common Stock pursuant to the Offer, other than due to a breach of this Agreement by the terminating party; or

(c)         by Parent, prior to the Acceptance Time:

(i)                 if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in any of the events set forth in clause (c) or (d) of Annex A to occur and (B) is not cured, or cannot be cured, by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent (or if the Walk-Away Date is less than thirty (30) calendar days from the notice by Parent, is not cured, or cannot be cured, by the Company by the Walk-Away Date); or

(ii)                 if (A) a Company Adverse Recommendation Change shall have occurred, or (B) the Board of Directors of the Company fails publicly to reaffirm its adoption and recommendation of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal; or

(d)         by the Company, prior to the Acceptance Time:

(i)                 if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in (1) any representation or any representation or warranty of Parent and Merger Sub contained in this Agreement not being true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) except, in the case of this clause (1), to the extent that the facts or matters as to which such representation or warranty is not so true and correct, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect or (2) a failure by Parent or Merger Sub to perform in all material respects its agreements, covenants and obligations required to be performed by it under this Agreement at or prior to such time and (B) is not cured, or is incapable of being cured, by Parent or Merger Sub within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the Walk-Away Date is less than thirty (30) calendar days from the notice by the Company, is not cured, or is incapable of being cured, by Parent or Merger Sub by the Walk-Away Date); or

(ii)                 if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal, but only after complying with the provisions of Section 5.3(b), including paying to Parent the Termination Fee and Expense Payment payable pursuant to Section 7.3 concurrently with such termination.

Section 7.2        Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice of such termination shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.9, 7.2 and 7.3, Article VIII, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement in accordance with its terms), and there shall be no liability or other obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, or its or their respective stockholders, controlling persons or

Representatives, except (a) the Company may have liability as provided in Section 7.3, and (b) nothing shall (i) relieve Parent, Merger Sub or the Company from liability for any willful and material breach by such party of its covenants under this Agreement to be performed prior to the Closing Date or (ii) relieve Parent or Merger Sub from liability to the Company for any breach of Section 4.8.

Section 7.3        Termination Fees.

(a)         In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent, no later than the second (2nd) Business Day following termination in the case of Section 7.1(c)(ii) and concurrently with termination in the case of Section 7.1(d)(ii), by wire transfer of same-day funds (i) a termination fee of $5,850,000 (the "Termination Fee") and (ii) all reasonable out-of-pocket expenses, actually documented and incurred or payable by or on behalf of Parent or Merger Sub in connection with or in anticipation of the Transactions (whether before or after the date of this Agreement), including all attorneys' fees, financial advisor's fees (including fees set forth in Section 4.10), accountants' fees and filing fees (the "Expense Payment"); provided that in no circumstance shall the Expense Payment exceed $1 million in the aggregate.

(b)         In the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b)(iii), or Parent shall terminate this Agreement pursuant to Section 7.1(c)(i) as a result of a breach of Section 5.3, and (ii) in each case prior to the time of such termination a bona fide Takeover Proposal or an intention (whether or not conditional) to make a Takeover Proposal has been publicly made or otherwise made known to the Board of Directors of the Company or its stockholders and not withdrawn at least five (5) Business Days prior to termination, then the Company shall pay to Parent, no later than the second (2nd) Business Day following termination in the case of a termination by Parent and concurrently with such termination in the case of a termination by the Company, by wire transfer of same-day funds, one-half of the Termination Fee and the entire Expense Payment, and (iii) if, within 12 months after the date of such termination, a definitive agreement is entered into by the Company or any of its Affiliates with respect to any Takeover Proposal or any Takeover Proposal is consummated, then the Company shall pay to Parent, on the date such agreement is entered into or on the date that such Takeover Proposal is consummated, whichever is earlier, by wire transfer of same-day funds, an additional amount equal to one-half of the Termination Fee; provided, however, that for the purpose of this Section 7.3(b), all references in the definition of Takeover Proposal to "15%" shall instead be deemed to refer to "a majority".

(c)         Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent could not enter into this Agreement.  Accordingly, in the event that the Company shall fail to pay the Termination Fee or Expense Payment when due, the Company, shall reimburse Parent for all costs and expenses incurred or accrued by it (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3 with interest on the amount of the Termination Fee and/or Expense Payment, as the case may be, from the date that such payment was required to be made until the date of actual payment at the prime rate of Citibank, N.A, in effect on the date that such payment was required to be made.

(d)         The parties agree that the payment of the Termination Fee and/or Expense Payments shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions in the event any payment of the Termination Fee and/or Expense Payments become due and payable under the terms of this Agreement, and, upon payment of the applicable amount, the Company shall have no further liability to Parent and Merger Sub hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1        No Survival of Representations and Warranties.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be; provided that the agreements set forth in Article II and Sections 5.7 and 5.10 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time in accordance with their terms and those set forth in Sections 5.9, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely.  The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

Section 8.2        Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties; provided, however, that following adoption of this Agreement by the stockholders of the Company, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3        Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in this Agreement, waive any of such party's conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign any of or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5        Counterparts.  This Agreement may be executed in counterparts (including by facsimile) (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 8.5 provided that receipt of copies of such counterparts is confirmed.

Section 8.6        Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Schedule, the annexes hereto (including the Employment Agreements and the Tender Agreements), the documents and instruments relating to the Merger referred to in this Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 5.7, and the right of the Company, on behalf of the Company's stockholders, Option holders and holders of SARs, to bring a claim against Parent and Merger Sub in the event that they fail to comply with their obligation pursuant to the terms of this Agreement to deliver the Offer Price, the Merger Consideration, the Option Consideration and the SARs Consideration, as applicable, on or after the Effective Time or the Acceptance Time, as applicable, are not intended to confer upon any Person other than the parties any rights, benefits or remedies.  Except for the representations and warranties contained in this Agreement (including the schedules and annexes to this Agreement), none of Parent, Merger Sub or the Company, nor any of their respective Affiliates or representatives, makes or shall be deemed to make any representation or warranty (including regarding projections, forecasts or prospects) to the other parties to this Agreement, express or implied, at law or in equity, on behalf of Parent, Merger Sub or the Company, respectively, or any Affiliate or Representative of Parent, Merger Sub or the Company.

Section 8.7        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b)         All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 8.9 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.9 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)         EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 8.8        Specific Enforcement.  Subject to Section 7.3, the parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.9        Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Redcats USA, Inc.
463 Seventh Avenue
New York, NY 10018
Attention:  Eric Faintreny, Chief Executive Officer
Facsimile:  (212) 613-9565

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  David A. Katz, Esq.
Facsimile:  (212) 403-2000

If to the Company, to:

United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, New Jersey 07662
Attention:  Chief Administrative Officer
Facsimile:  (201) 909-2110

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:  Paul T. Schnell, Esq. and Richard J. Grossman, Esq.
Facsimile:  (212) 735-2000

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5 P.M., local time, in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10      Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.11      Definitions.

(a)         As used in this Agreement, the following terms have the meanings ascribed thereto below:

"409A Authorities" has the meaning set forth in Section 3.13(i).

"Acceptance Time" has the meaning set forth in Section 1.3(a).

"Actions" has the meaning set forth in Section 3.10.

"Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Alternative Transaction Notice" has the meaning set forth in Section 5.3(b).

"Antitrust Laws" has the meaning set forth in Section 5.4(a).

"Arrangements" has the meaning set forth in Section 3.13(j).

"Business Day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

"Certificate" has the meaning set forth in Section 2.7(c).

"Certificate of Merger" has the meaning set forth in Section 2.3.

"Closing" has the meaning set forth in Section 2.2.

"Closing Date" has the meaning set forth in Section 2.2.

"Code" has the meaning set forth in Section 1.1(e).

"Collective Bargaining Agreements" has the meaning set forth in Section 3.14.

"Company" has the meaning set forth in the preamble.

"Company Acquisition Agreement" has the meaning set forth in Section 5.3(b).

"Company Adverse Recommendation Change" has the meaning set forth in Section 5.3(b).

"Company Charter Documents" has the meaning set forth in Section 3.1(b).

"Company Common Stock" has the meaning set forth in the recitals.

"Company Disclosure Schedule" has the meaning set forth in Article III.

"Company Employees" has the meaning set forth in Section 5.10(a).

"Company Plans" has the meaning set forth in Section 3.13(a).

"Company Preferred Stock" has the meaning set forth in Section 3.6(a).

"Company Recommendation" has the meaning set forth in Section 1.2.

"Company Rights Plan" means the Rights Agreement entered into between United Retail Group, Inc. and Continental Stock Transfer & Trust Company dated as of September 14, 1999.

"Company Rights" has the meaning set forth in Section 3.23.

"Company SEC Documents" has the meaning set forth in Section 3.7(a).

"Company Securities" has the meaning set for in Section 3.6(b).

"Company Stock Plan" has the meaning set forth in Section 2.10.

"Company Stockholder Approval" has the meaning set forth in Section 3.2(c).

"Company Stockholders" has the meaning set forth in the recitals.

"Company Stockholders Meeting" has the meaning set forth in Section 5.2(a).

"Confidentiality Agreement" has the meaning set forth in Section 5.3(a).

"Contract" has the meaning set forth in Section 3.3.

"Covered Securityholders" has the meaning set forth in Section 3.13(j).

"Delay" has the meaning set forth in Section 5.1(b).

"DGCL" has the meaning set forth in the recitals.

"Dissenting Shares" has the meaning set forth in Section 2.9.

"Dissenting Stockholders" has the meaning set forth in Section 2.9.

"Effective Time" has the meaning set forth in Section 2.3.

"Employment Agreements" has the meaning set forth in the recitals.

"Environmental Laws" means federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to Hazardous Materials and the protection of the environment or human health as it relates to exposure to Hazardous Materials.

"Environmental Liabilities" with respect to any Person, means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

"ERISA" has the meaning set forth in Section 3.13(a).

"ERISA Affiliate" has the meaning set forth in Section 3.13(a).

"Exchange Act" has the meaning set forth in Section 1.1(a).

"Expense Payment" has the meaning set forth in Section 7.3(a).

"Expiration Date" has the meaning set forth in Section 1.1(c).

"GAAP" shall mean generally accepted accounting principles in the United States as in effect as of the date of this Agreement.

"Governmental Authority" shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

"Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law, including (i) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances,  (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5. and (iii) any other chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its rules and regulations.

"Indemnitee" has the meaning set forth in Section 5.7(a).

"Indemnitees" has the meaning set forth in Section 5.7(a).

"Independent Directors" has the meaning set forth in Section 1.3(c).

"Infringe" has the meaning set forth in Section 3.18(c).

"Intellectual Property" has the meaning set forth in Section 3.18(a).

"Knowledge" shall mean (i) in the case of the Company, the actual knowledge, after due inquiry, of the individuals listed on Section 8.12 of the Company Disclosure Schedule and (ii) in the case of Parent, the actual knowledge, after due inquiry, of Eric Faintreny and Olivier Marzloff.

"Laws" has the meaning set forth in Section 3.11(a).

"Leased Real Property" has the meaning set forth in Section 3.17(b).

"Liabilities" has the meaning set forth in Section 3.9.

"Lien" shall mean, with respect to any asset (including any security), any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest, restriction, option, easement, right-of-way, encroachment or other encumbrance (and each document, agreement or instrument forming the basis of, creating or imposing any Lien, a "Lien Instrument") in respect of such asset.

"Mailing Policy" has the meaning set forth in Section 3.19(b).

"Material Adverse Effect" shall mean any change, effect, event, occurrence, state of facts or development that individually or in the aggregate is or could reasonably be expected to be materially adverse to (1) the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (2) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement by the Walk-Away Date; provided, however, that, with respect to clause (1) above, Material Adverse Effect shall not include any change, effect, event, occurrence, state of facts or development, to the extent arising out of or resulting from (i) changes, after the date of this Agreement, in general economic conditions in the United States, or political, social or economic instability in countries in which the Company or its Subsidiaries source production, or U.S. or global financial or securities markets, conditions or interest rates, (ii) changes, after the date of this Agreement, in Law, customs, duties or GAAP, (iii) changes, after the date of this Agreement, in the retail clothing industry or the women's wear retail industry including, without limitation, as a result of changes in consumer confidence levels and other factors affecting consumerism, (iv) the announcement of this Agreement (including the parties to this Agreement) or the Transactions, including any impact of such announcement on relationships, contractual or otherwise, with customers, suppliers, or employees, (v) acts of war, sabotage or terrorism, or any escalation or worsening of such acts, or any earthquakes, hurricanes, tornados, and other wind storms, floods or other natural disasters, (vi) store lease expirations, or (vii) any action taken by the Company or its Subsidiaries which is expressly required by this Agreement or that has been expressly and specifically consented to by Parent under the terms of this Agreement, except in each of cases (i), (ii), (iii), (iv) and (v), to the extent that such changes affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the businesses and industries in which the Company and its Subsidiaries operate.

"Material Contracts" has the meaning set forth in Section 3.16(a).

"Materially Burdensome Condition" has the meaning set forth in Section 5.4(d).

"Merger" has the meaning set forth in the recitals.

"Merger Consideration" has the meaning set forth in Section 2.7(c).

"Merger Option" has the meaning set forth in Section 1.2(d).

"Merger Option Shares" has the meaning set forth in Section 1.2(d).

"Merger Sub" has the meaning set forth in the preamble.

"Minimum Condition" has the meaning set forth in Annex A.

"NASDAQ" has the meaning set forth in Section 1.3(c).

"Nonqualified Deferred Compensation Plan" has the meaning set forth in Section 3.13(i).

"Offer" has the meaning set forth in the recitals.

"Offer Documents" has the meaning set forth in Section 1.1(b).

"Offer Price" has the meaning set forth in the recitals.

"Option" has the meaning set forth in Section 2.10.

"Option Consideration" has the meaning set forth in Section 2.10.

"Out-of-the-Money Option" has the meaning set forth in Section 2.10.

"Owned Real Property" has the meaning set forth in Section 3.17(a).

"Parent" has the meaning set forth in the preamble.

"Parent Material Adverse Effect" shall mean any change, effect, event, occurrence, state of facts or development that individually or in the aggregate is or would reasonably be expected to be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement by the Walk-Away Date.

"Paying Agent" has the meaning set forth in Section 2.8(a).

"Permits" has the meaning set forth in Section 3.11(b).

"Permitted Liens" means any (i) Liens for Taxes not yet due or payable or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's,

mechanics', materialmen's, repairmen's or other similar liens incurred in the ordinary course of business, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) easements, covenants, rights-of-way, restrictions and other similar encumbrances affecting any Owned Real Property or Leased Real Property that do not materially detract from the value of the property subject thereto, or restrict or interfere with the development of the property or its continued use in the business of the Company (v) statutory landlords' liens and liens granted to landlords under any lease, (vi) purchase money security interests, (vii) intercompany liens by and among the Company and any of its Subsidiaries, and (viii) Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.

"Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

"PII" has the meaning set forth in Section 3.19(a).

"Privacy Policy" has the meaning set forth in Section 3.19(a).

"Proxy Statement" has the meaning set forth in Section 3.24.

"Real Property Lease" means all agreements in effect on the date of this Agreement under which the Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant.

"Release" means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.

"Representatives" has the meaning set forth in Section 5.3(a).

"Restraints" has the meaning set forth in Section 6.1(c).

"Restricted Shares" has the meaning set forth in Section 2.13.

"Retirement Plans" has the meaning set forth in Section 2.7(c).

"SARs" has the meaning set forth in Section 2.12.

"SARs Consideration" has the meaning set forth in Section 2.12.

"Schedule 14D-9" has the meaning set forth in Section 1.2(b).

"SEC" has the meaning set forth in Section 1.1(b).

"Securities Act" has the meaning set forth in Section 3.7(a).

"SOX" has the meaning set forth in Section 3.7(a).

"Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

"Superior Proposal" has the meaning set forth in Section 5.3(d).

"Surviving Corporation" has the meaning set forth in Section 2.1.

"Takeover Proposal" has the meaning set forth in Section 5.3(d).

"Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxes" shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i).

"Tender Agreement" has the meaning set forth in the recitals.

"Tender Offer Conditions" has the meaning set forth in Section 1.1(a).

"Termination Fee" has the meaning set forth in Section 7.3(a).

"Transactions" refers collectively to this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger.

"Walk-Away Date" has the meaning set forth in Section 7.1(b)(i).

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 8.12      Interpretation.

(a)         When a reference is made in this Agreement to an Article, a Section, Annex or Schedule, such reference shall be to an Article of, a Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include",

"includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)         The Company acknowledges and agrees that, prior to the execution and delivery of this Agreement on the date of this Agreement, the Company filed with the SEC on EDGAR its quarterly report on Form 10-Q for the fiscal quarter ended August 4, 2007 in the form provided by the Company to Parent concurrently with the execution of this Agreement.  The parties agree that, even though such quarterly report may not appear publicly on EDGAR until September 11, 2007, such quarterly report shall be treated as having been filed prior to the date of this Agreement for all purposes of this Agreement.

(c)         The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

REDCATS USA, INC.

By:	/s/ Faintreny Eric
Name: Faintreny Eric
Title: Chairman and CEO

BOULEVARD MERGER SUB, INC.

By:	/s/ Faintreny Eric
Name: Faintreny Eric
Title:

UNITED RETAIL GROUP, INC.

By:	/s/ Raphael Benaroya
Name: Raphael Benaroya
Title: Chairman, President and Chief Exectuive Officer

[Signature Page to Merger Agreement]

ANNEX A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that represents at least a majority of the total number of outstanding shares of Company Common Stock on a fully diluted basis (which assumes conversion or exercise of all derivative securities of the Company, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (such number of shares, the "Minimum Condition"), (ii) the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall not have terminated or expired prior to the Expiration Date, (iii) any Materially Burdensome Condition shall have been imposed in connection with obtaining any approvals or terminations described in clause (ii), or (iv) at any time on or after the date of the Agreement and prior to the Acceptance Time, any of the following events shall occur and continue to exist:

(a)         Injunctions or Restraints.  There shall be any temporary, preliminary or permanent Restraints in effect preventing the consummation of the Offer or the Merger or imposing a Materially Burdensome Condition.

(b)         Governmental Action.  There shall be instituted or pending any Action by any Governmental Entity seeking to restrain or prohibit the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Offer or imposing a Materially Burdensome Condition.

(c)         Representations and Warranties.  (i) Any representation or warranty of the Company contained in Section 3.6(b) (other than clause (B) and (C) of the third sentence of Section 3.6(b) and the last sentence of Section 3.6(b)) shall not be true and correct (except for any de minimis inaccuracy), (ii) any representation or warranty contained in clause (B) and (C) of the third sentence of Section 3.6(b) or Section 3.6(c), 3.13(j), 3.22(a) or 3.23 shall not be true and correct in all material respects, and (iii) any representation or warranty of the Company contained in any other section of the Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality, or Material Adverse Effect set forth therein), in each of cases (i), (ii) and (iii), as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

(d)         Performance of Obligations of the Company.  The Company shall not have performed in all material respects all agreements, covenants and obligations required to be performed by it under the Agreement at or prior to the date of determination.

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(e)         Officer's Certificate.  The Company shall not have furnished Parent with a certificate dated as of the Expiration Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in items (c) and (d) of this Annex A shall not have occurred and continue to exist.

(f)         Material Adverse Effect.  There shall have occurred any change, event, effect or occurrence arising since August 4, 2007 that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)         Consents and Approvals.  Other than filings pursuant to the HSR Act, any consent, approval or authorization of any Governmental Entity required to consummate the Offer or the Merger shall not have been obtained, unless the failure to obtain such consent, approval or authorization has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub, regardless of the circumstances giving rise to any such conditions, and, except for the Minimum Condition, may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, subject to the terms of the Agreement.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Agreement" shall be deemed to refer to the agreement to which this Annex A is annexed.

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